                                                                 EXHIBIT 10.19



                            Group 1 Automotive, Inc.
                         Senior Secured Credit Facility
                               Commitment Letter

                                                              September 22, 1997




Group 1 Automotive, Inc.
950 Echo Lane, Suite 348
Houston, Texas 77024

Attention: Mr. Scott Thompson

Ladies and Gentlemen:

You have advised Texas Commerce Bank National Association ("TCB") and Chase Securities Inc. ("CSI") that Group 1 Automotive, Inc., a Delaware corporation, and its wholly-owned subsidiaries (the "Co-Borrowers") intend to finance new and program vehicle inventories and acquire auto dealerships. In that connection, you have requested that CSI agree to structure, arrange and syndicate a senior secured credit Facility in an aggregate amount of up to $125,000,000 (the "Facility"), and that TCB commit to provide a portion of the Facility and to serve as administrative agent for the Facility.

CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facility.

Furthermore, TCB is pleased to advise you of (a) its commitment to provide up to $30,000,000 of the Facility, and (b) its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by CSI and TCB in consultation with you, to provide the balance of the necessary commitments for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). It is a condition to TCB's commitment hereunder that the portion of the Facility not being provided by TCB shall be provided by the other Lenders referred to below.

It is agreed that TCB will act as the sole and exclusive Administrative Agent, that CSI will act as the sole and exclusive advisor and arranger, and that Comerica Bank ("Comerica") will act as Floor Plan Agent, for the Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

CSI intends to syndicate the Facility (including, in our discretion, all or part of TCB's commitment hereunder) to a group of financial institutions (together with TCB, the "Lenders") identified by us in consultation with you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Co-Borrowers and the proposed Lenders,
(c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings for prospective Lenders.

CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and TCB all information with respect to the Co-Borrowers, the floor plan finance program, future acquisitions and the other transactions contemplated hereby and by the Term Sheet and the Fee Letter referred to below, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to TCB or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to TCB or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof. You hereby acknowledge and consent that CSI may share the Confidential Information Memorandum, the Information and any other information or matters relating to the Co-Borrowers or the transactions contemplated hereby with affiliates of CSI, including The Chase Manhattan Bank, and TCB, and that such affiliates may likewise share information relating to the Co-Borrowers or such transactions with CSI.

As consideration for TCB's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to TCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated hereof and delivered herewith (the "Fee Letter").

TCB and CSI shall be entitled, with your consent (which shall not be unreasonably withheld), to change the structure, terms or amount of, or to eliminate, any of the Facility if TCB and CSI determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Facility shall remain unchanged.

TCB's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Co-Borrowers and its subsidiaries, taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of the Co-Borrowers, (c) our not becoming aware after the date hereof of any information or other matter affecting the Co-Borrowers or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof,
(d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facility, (e) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Co-Borrowers or any affiliate thereof,
(f) the negotiation, execution and delivery on or before November 28, 1997 of definitive documentation with respect to the Facility satisfactory to TCB and its counsel and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of TCB's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of TCB, CSI and the Co-Borrowers.

You agree to indemnify and hold harmless TCB, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent they arise from the willful misconduct or gross negligence of such Indemnified Person. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF AN INDEMNIFIED PERSON. In addition, you agree to reimburse TCB, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Facility.

This Commitment Letter shall not be assignable by you without the prior written consent of TCB and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, TCB and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (together with the Term Sheet), between you and TCB and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or TCB's commitment hereunder.

THIS COMMITMENT LETTER, THE ATTACHED TERM SHEET, THE FEE LETTER AND ALL EXHIBITS, SCHEDULES AND OTHER ATTACHMENTS HERETO AND THERETO CONSTITUTE A "LOAN AGREEMENT" FOR PURPOSES OF SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Houston, Texas time, on September 29, 1997. TCB's commitment and CSI's agreements herein will expire at such time in the event TCB has not received such executed counterparts in accordance with the immediately preceding sentence.

TCB and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                                        Very truly yours,

                                        TEXAS COMMERCE BANK
                                        NATIONAL ASSOCIATION

                                        By: /s/ C.D. KARGES
                                           ----------------------------
                                            Name:
                                            Title:

                                        CHASE SECURITIES INC.

                                        By: /s/
                                           ----------------------------
                                            Name:
                                            Title:

Accepted and agreed to as of
the date first above written by:

GROUP 1 AUTOMOTIVE, INC.

By: /s/ SCOTT C. THOMPSON
   ----------------------------
    Name:
    Title:

EXHIBIT A - SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

FACILITY:        Up to $125,000,000 Revolving Credit Facility to be available in two tranches, (i) $75,000,000 Floor Plan Tranche and (ii)
                 $50,000,000 Acquisition Tranche. In addition, a Swing Line will be available to fund family activity under the Floor Plan
                 Tranche.

CO-BORROWERS:    Group 1 Automotive, Inc. (the "Company") and its wholly-owned subsidiaries.

ADMINISTRATIVE
AGENT:           Texas Commerce Bank National Association ("TCB")

FLOOR PLAN
AGENT:           Comerica Bank ("Comerica")

ARRANGER:        Chase Securities Inc. ("CSI")

LENDERS: TCB, Comerica and a group of lenders acceptable to TCB, Comerica, CSI and the Company.

PURPOSE: General corporate needs including acquisitions of auto dealerships and to finance new and program vehicle inventories.

MATURITY:        Three years from the Closing Date, renewable annually.

SECURITY:        The Facility will be secured by:

                 (i) a pledge of the stock of subsidiaries (as permitted by manufacturers),

                 (ii) a first priority lien on all inventory, accounts receivable, and machinery and equipment of the Floor Plan Subsidiaries,

                 (iii) a second priority lien on all inventory, accounts receivable, and machinery and equipment of all subsidiaries other than those in (ii) above, and

                 (iv) a first priority mortgage on all current and future unencumbered real estate (if any).

AVAILABILITY:    Availability of the Facility shall be equal to the lesser of
                 (i) $125,000,000 or (ii) the sum of (x) the Floor Plan
                 Availability plus (y) the Acquisition Availability.

                 The Floor Plan Availability shall be an amount of up to $75,000,000, governed as outlined under "Payments, Curtailment" below.

                 The Acquisition Availability shall be equal to the lesser of:

                 (i)      $50,000,000

                 or

                 (ii)     an amount equal to the lesser of:

                          (x) 2.75 times the difference between Pro Forma EBITDA of the Floor Plan Subsidiaries minus Floor Plan Interest Expense of the Floor Plan Subsidiaries

                          or

                          (y)     the greater of:

                                  (1)      an amount equal to 1.50 times the
                                           difference between Consolidated Pro
                                           Forma EBITDA minus Floor Plan
                                           Interest Expense

                                  or

                                  (2)      2.00 times the difference between
                                           Pro Forma EBITDA of the Floor Plan
                                           Subsidiaries minus Floor Plan
                                           Interest Expense of the Floor Plan
                                           Subsidiaries.

MANDATORY
PREPAYMENTS:     The Co-Borrowers shall immediately prepay any outstandings under the Facility to the extent that the usage under either tranche exceeds the Availability of either tranche.

PAYMENTS,
CURTAILMENT:     Advances are due the earlier to occur of (i) receipt of cash or (ii) 10 days from the vehicle sale date. After 365 days, the units will be curtailed at 2% per month for the next 12 months, with payment due in full by the 24th month.
                 Demonstrator and program car sublimits and curtailments to be negotiated.

INTEREST RATE
OPTIONS: Floor Plan Tranche. At the option of the Borrower, (i) Comerica's Prime Rate less 0.50% or (ii) LIBOR plus 150 basis points.

                 Acquisition Tranche. The Company shall be entitled to select between the following interest rate options for borrowings under the Acquisition Tranche: Alternate Base Rate; or LIBOR plus the Applicable Margin in accordance with the following table.

                  --------------------------------------------------
                       APPLICABLE MARGIN
                  -----------------------------
                  ALTERNATE BASE
                       RATE              LIBOR       LEVERAGE RATIO
                  --------------------------------------------------
                    125.0 bps         275.0 bps         x > 1.75
                     75.0 bps         225.0 bps      1.25 < x < 1.75
                     25.0 bps         175.0 bps      1.00 < x < 1.25
                      0.0 bps         150.0 bps         x < 1.00
                  --------------------------------------------------

INTEREST PAYMENTS,
INTEREST PERIODS:         Floor Plan Tranche.

                                LIBOR Loans:                 1, 2, or 3 months
                                Comerica Prime Rate Loans:   Daily

                                Interest on LIBOR Loans and advances will be payable on the last day of each month, and upon prepayment if permitted. Interest on LIBOR and Comerica Prime Rate Loans and advances will be on the basis of a 360-day year (calculated on the basis of actual days elapsed).

                          Acquisition Tranche.

                                LIBOR Loans:                 1, 2, 3 or 6 months
                                Alternative Base Rate Loans: up to 90 days.

                                Interest on LIBOR loans and advances will be payable on the last day of each Interest Period (and at the end of each three months, in the case of Interest Periods of longer than three months), and upon prepayment if permitted. In respect of LIBOR loans and advances, interest shall be payable in arrears on the basis of a 360-day year (calculated on the basis of actual days elapsed). Interest on Alternate Base Rate loans will be payable quarterly in arrears, and upon prepayment, on the basis of a 365/366-day year for loans when based on the Prime Rate and a 360-day year for loans when based on the Federal Funds Effective Rate (in each case calculated on the basis of actual days elapsed).

FUNDING: Floor Plan Tranche. Borrowings of (i) Comerica Prime Rate Loans shall be in any amount and (ii) LIBOR Loans shall be in minimum amounts and integral multiples of $1,000,000.

                          Acquisition Tranche. Borrowings of (i) Alternate Base Rate Loans shall be in minimum amounts and integral multiples of $1,000,000 and (ii) LIBOR Loans shall be in minimum amounts and integral multiples of $1,000,000.

NOTIFICATION
SCHEDULE:                 The Company must provide notice prior to the proposed
                          date of borrowing, in accordance with the following schedule:

                          LIBOR Rate Loans:                 3 business days.
                          Alternate Base Rate Loans:        1 business day.

LETTERS OF CREDIT:        Annual fees for Letters of Credit shall be equal to
                          the greater of $500 or the Applicable Margin for Acquisition Tranche LIBOR Loans multiplied by the amount of the Letter of Credit. TCB will receive a fronting fee of 0.125%.

COMMITMENT FEES:          The Commitment Fee, payable quarterly in arrears on
                          the average unused amount of the Revolver shall be 25 basis points.

ARRANGEMENT FEE:          See Annex I.

AGENCY FEE:               See Annex I.

FLOOR PLAN
SERVICING FEES:           See Annex I.

PARTICIPATION
FEES:                     See Annex I.

COMMITMENT
REDUCTIONS:               The Company may irrevocably reduce the Amount pro
                          rata across both tranches in integral multiples of $5,000,000 at any time upon three days notice;
                          however, prepayments of LIBOR borrowings on any day other than the last day of an interest period must be accompanied by payment of all breakage costs and funding losses, if any.

CONDITIONS
PRECEDENT TO
ALL LOANS:                Conditions Precedent shall be usual and customary for
                          transactions of this nature including, but not limited to, the following:

                          o       Receipt of timely notice of borrowing.
                          o No event of default or unmatured event of default.
                          o No Material Adverse Effect shall have occurred. Material change in the insurance coverage for the Company or the Guarantors.
                          o Representations and warranties shall be true and correct before and after giving effect to the Loan.

CONDITIONS
PRECEDENT TO
INITIAL LOAN:             Conditions Precedent shall be usual and customary for
                          transactions of this nature including, but not limited to, the following:

                          o Completion of an initial public offering with net proceeds of no less than [to be determined] and simultaneous acquisition of the "Founding Companies."
                          o       No change in the condition of the Company.
                          o Full disclosure and compliance with the Company's S-1 filing.
                          o       Documentation in form and substance
                                  satisfactory to the Agent in its sole
                                  discretion.
                          o Receipt of resolutions, certificates, opinions, consents and approvals.

REPRESENTATIONS &
WARRANTIES:               Representations and warranties shall be usual and
                          customary for transactions of this nature including, but not limited to, the following:

                          o Existence, authorization, no conflicts, validity and binding effect
                          o       Financial statements
                          o       Taxes
                          o       Liens
                          o       No default
                          o       Insurance
                          o       Partnerships
                          o       Regulation U
                          o       ERISA Compliance
                          o       Patents
                          o       Full disclosure
                          o Investment Company Act, Public Utility Holding Company Act
                          o       Liabilities
                          o       Litigation
                          o       Forecasts
                          o       Subsidiaries

AFFIRMATIVE
COVENANTS:                Affirmative Covenants for the Company and its
                          subsidiaries include, but are not limited to, the following:

                          (i) Maintenance of proper books of record and account, and granting of access to the Agent and the Lenders and their representatives to visit and inspect the properties (including but not limited to inventory and accounts receivable), books and records of the Borrower, maintain financial records in accordance with GAAP;

                          (ii)    Pay principal and interest when due;

                          (iii) Pay the legal fees of the Lenders for the enforcement of the Company's obligations under the Facility;

                          (iv) Maintenance of adequate insurance in amounts and on terms usual and customary for companies similarly engaged;

                          (v) Cause all material properties used or useful in the Company's business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause to be made all reasonably necessary repairs, renewals and replacements thereof, all as in the reasonable judgment of the Company may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times;

                          (vi) Maintenance of corporate existence, rights, and other material agreements, business contracts, patents, trademarks, licenses, etc.;

                          (vii) Payment of all taxes and other claims that may become a lien on the properties of the Company or a subsidiary, except where being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves;

                          (viii) The Company and its subsidiaries shall remain substantially in the same business in which they are currently engaged;

                          (ix) Compliance in all material respects with all laws and regulations (including ERISA and environmental laws) and all material contractual obligations;

                          (x) The Company shall deliver the following financial statements: Annual audited financial statements within 120 days after the end of each fiscal year, accompanied by a compliance certificate (with supporting details) from the Borrower's chief executive officer or chief financial officer and a compliance letter from the Company's independent Certified Public Accountant, and quarterly unaudited financial statements within 60 days after the end of each of its first three fiscal quarters, together with a compliance certificate (with supporting details) from its chief executive officer or chief financial officer. In each case, such financial statements shall include the balance sheet, income statement, and statement of cash flows for the Borrower and its subsidiaries consolidated in accordance with GAAP. Audits shall be prepared by a nationally known accounting firm;

                          (xi) The Company shall provide, promptly after the filing, copies of the 10-K, 10-Q, and 8- K, and all other such documents and information as the Lenders shall reasonably request;

                          (xii) The Company shall deliver notice of certain other events, including the occurrence or existence of any default or event of default under this or any other agreement (including manufacturers sales and service agreements), pending or threatened material litigation, notice of any possible material violation of environmental, public health, or welfare laws or regulations, certain matters relating to employee benefit plans, the filing of tax or other governmental liens, filings under securities laws, accountants' reports, the creation or acquisition of new subsidiaries, and the incurrence of material burdensome restrictions under contracts or applicable law or certain other events (e.g., strikes, labor disputes, loss of use of material patents, or trademarks) reasonably expected to have a Material Adverse Effect on the Borrower.

NEGATIVE
COVENANTS:                The following negative covenants shall apply to the
                          Company and its subsidiaries:

                          (i) Minimum Net Worth - The Company will not allow the Shareholders' Equity to be less than equal to the sum of (x) 90% of post-IPO net worth plus (y) 75% of Consolidated Net Income (but only to the extent such amount is positive) subsequent to the IPO plus (z) 100% of the net proceeds from the sale of equity. The Company will not allow Consolidated Tangible Net Worth to be less than $25 million.

                          (ii) Restricted Payments and Investments - The Company and its subsidiaries will not (i) pay any cash dividends or make any other distribution on any equity interest of the Borrower, (ii) redeem, purchase or otherwise acquire or retire any such equity interests; or (iii) make investments other than Permitted Investments, unless in each case immediately after giving effect thereto, (a) no Default or Event of Default has occurred or would be created thereby and (b) the aggregate of such payments and investments would not exceed one-third of Consolidated Net Income since December 31, 1997.

                          (iv) Fixed Charge Coverage - The Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.25 of (x) Earnings Available for Fixed Charges (calculated quarterly on a rolling four quarter basis).

                          (v) Interest Coverage - The Company shall not permit the Interest Coverage Ratio to be less than 2.50 (calculated quarterly on a rolling four quarter basis).

                          (vi) Leverage Ratio - The Company shall not permit the Leverage Ratio to be greater than 2.0.

                          (vii) Working Capital - The Company shall not permit Working Capital to be less than [to be determined].

                          (viii)   Debt - Neither the Company nor any
                                   subsidiary shall incur, or permit to exist any Indebtedness except (i) permitted existing Indebtedness disclosed at Closing;
                                   (ii) Indebtedness outstanding under the
                                   Facility; (iii) current liabilities incurred in the ordinary course of business; (iv) subordinated debt with terms acceptable to the Agents and Lenders not to exceed $10 million; (v) purchase money debt not to exceed $3 million; and (vi) pre-existing debt of acquired entities which become subsidiaries after closing provided that such debt was not incurred in contemplation of such acquisition. Notwithstanding the foregoing, the Floor Plan Subsidiaries shall not incur nor permit to exist any Indebtedness except indebtedness incurred under the Facility.

                          (ix) Liens - The Company will not, nor will it permit its subsidiaries to, incur or permit to exist liens on assets of the Company and its subsidiaries, except (i) liens securing the Facility; (ii) liens securing permitted secured indebtedness; (iii) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves;
                                   (iv) liens of landlords, warehousemen,
                                   mechanics, materialmen, and similar liens imposed by law and created in the ordinary course of business or being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves; (v) customary liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, and to secure performance of tenders, statutory obligations, surety and appeal bonds, and similar obligations; and (vi) zoning, easements, and restrictions on use of real property which do not materially impair the use of such property.

                          (x) Mergers, Consolidations - Neither the Company nor its subsidiary shall merge or consolidate unless the Company is the surviving corporation.

                          (xi) Sale of Assets - The Company and its subsidiaries will not sell, transfer, or otherwise dispose of any assets of the Company and its subsidiaries except: (i) assets sold, transferred or otherwise disposed of in the ordinary course of business including obsolete assets and (ii) other assets sold, transferred, terminated or otherwise disposed of in any year as long as the proceeds realized from such sale, transfer, termination or disposition in any applicable year in excess of the greater of 10% of the tangible assets of the Company as of the beginning of such year or $5 million[--] are either reinvested within one year in similar assets or used to repay senior Indebtedness of the Borrower.

                          (xii)    Acquisitions - Neither the Company nor any

                                   subsidiary shall make any acquisition wherein the aggregate consideration in the form of cash and assumed debt would exceed $25 million per year or $10 million per occurrence without the prior approval of the Majority Banks.

                          (xiii) Transactions with Affiliates - Restrictions on transactions with affiliates except for transactions on an arm's length basis.

                          (xiv) Capital Expenditures - The Company will not permit capital expenditures in any 4-quarter period to exceed $5 million.

EVENTS OF
DEFAULT: Events of Default shall include those provisions usual and customary for such transactions including, but not limited to, the following:

                          (i)      Nonpayment of any principal amounts
                                   of the loans when due; nonpayment of any interest, fees, or other amounts within 5 days of the due date thereof;

                          (ii) Breach of any negative covenants or breach of any notice requirement;

                          (iii) Breach of any other covenant or obligation which remains uncured for 30 days after the earlier of (x) the Company obtaining knowledge thereof or (y) written notice thereof having been given to the Borrower.

                          (iv) Any representation, warranty, or statement shall be untrue or incorrect in any material respect when made;

                          (v) Failure of the Company or a subsidiary to make payments on any debt exceeding $1 million in the aggregate, or breach of any covenant contained in any agreement relating to such indebtedness causing or permitting the acceleration of such indebtedness;

                          (vi) The Company or any subsidiary shall file, or shall have filed against it, bankruptcy or other insolvency proceeding;

                          (vii) An involuntary bankruptcy or other similar proceeding shall be commenced against the Company or any subsidiary and such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any such action shall be entered;

                          (viii) Incurrence of any liability or potential liability under any employee benefit plan that would have a Material Adverse Effect on the Company; or

                          (ix) Any judgment in excess of $5 million shall be rendered against the Company or a subsidiary which judgment stays in effect for 60 days without being stayed or deferred;

                          (x) Any loss or material change to agreements between the Borrower and its major automotive suppliers pertaining to the Company's rights
                                   (ix) An event shall occur or condition exist which results in a material adverse effect to sell automobiles.

ASSIGNMENTS AND
PARTICIPATIONS:           The Lenders shall be permitted to participate and
                          assign loans, notes and commitments. Assignments will be subject to the payment of a service fee payable by the assigning Lender to the Agent and shall only be permitted with the prior written consent of the Borrower, which shall not be unreasonably withheld; provided however, each assignment shall be in a minimum principal amount of $5,000,000.

YIELD PROTECTION:         Standard yield protection and indemnification,
                          including capital adequacy requirements, will be incorporated into the Credit Agreement to satisfactorily compensate the Lenders in the event that any existing or future law, requirement, guideline, or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

INDEMNITIES:              The Company will indemnify, defend and hold harmless
                          the Agent and Lenders and their respective shareholders, directors, officers, counsels, employees and agents from and against all costs, liability and expense (including interest, penalties, attorney's fees and amounts paid in settlement) to which any of them may become subject arising out of or based upon the Facility, including consequences of their own negligence, whether by alleged or actual negligence of the party to be indemnified or otherwise, except and to the extent caused by the gross negligence or willful misconduct of the party otherwise so indemnified.

EXPENSES:                 The Co-Borrowers will be liable for all reasonable
                          costs associated with the financing including, but not limited to, legal and recording costs.

MAJORITY BANKS:           Banks representing at least 66 2/3% of the
                          commitments.

GOVERNING LAW:            State of Texas